Exhibit 99.1

June 26, 2013

Mr. Philip D. Gettig

Chairman of the Conflicts Committee of the Board of Directors

Of Crestwood Gas Services GP LLC, the general partner of

Crestwood Midstream Partners LP

700 Louisiana, Suite 2060

Houston, Texas 77002

We hereby consent to (i) the inclusion of our opinion letter, dated May 5, 2013, to the Conflicts Committee of the Board of Directors of Crestwood Gas Services GP LLC as Annex D to the amended proxy statement/prospectus included in the initially filed Registration Statement on Form S-4/A of Inergy Midstream, L.P. (“Inergy Midstream”) filed on June 26, 2013 (the “Registration Statement”) relating to the proposed merger of Crestwood Midstream Partners LP with and into a wholly–owned subsidiary of Inergy Midstream and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of the Crestwood Conflict’s Committee’s Financial Advisor”, “Risk Factors—Risk Factors Relating to the Merger”, “Proposal 1: The Merger—Background of the Merger”, “Proposal 1: The Merger—Recommendation of the Crestwood Board of Directors and the Crestwood Conflicts Committee and Reasons for the Merger”, “Proposal 1: The Merger—Opinion of the Crestwood Conflicts Committee’s Financial Advisor”, “Proposal 1: The Merger—Unaudited Financial Projections of Crestwood and Inergy Midstream”, and “Part II Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules.” of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

Houston, Texas

June 26, 2013